EXHIBIT E

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 LIL MARC, INC.

      The undersigned, President of Lil Marc, Inc. a Nevada corporation (the "Company"), acting pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes, for the purpose of amending the Articles of Incorporation of said corporation, does hereby certify that the Board of Directors acting by unanimous written consent in lieu of a meeting, adopted resolutions on July ___, 2002 and the Majority Stockholder by written consent adopted resolutions on July __, 2002 to amend the Articles of Incorporation as follows:

FIRST: Article I shall be amended to read as follows:

                                    ARTICLE I

           The name of the corporation is InkSure Technologies Inc.

SECOND: Article III shall be amended to read as follows:

                                   ARTICLE III

           The nature of the business of the corporation and the objects or the purposes to be transacted, promoted, or carried on by it are as follows:

           To engage in any lawful activity.

THIRD: Article IV shall be amended as follows:

                                   ARTICLE IV

           The aggregate number of shares that the corporation shall have authority to issue shall be Thirty Five Million (35,000,000) shares of common stock, par value $0.01 per share ("Common Stock"), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock").

           The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Company: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Company to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations, and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to


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      dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon a voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors of the Company pursuant to the Nevada General Corporation Law.

FOURTH: Article V shall be amended as follows:

                                    ARTICLE V

                    INDEMNIFICATION AND NUMBER OF DIRECTORS

          No shareholder or director of the corporation shall be individually liable for the debts of the corporation or for monetary damages arising from the conduct of the corporation. The Board of Directors shall consist of no less than two(2) nor more than eight(8) directors.

FIFTH: That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 2,668,666; that the said change and amendment has been consented to and authorized by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

      IN WITNESS WHEREOF, Lil Marc, Inc. has caused this Certificate of Amendment of the Articles of Incorporation to be signed by Keith Rosenbloom, its President this ___ day of July 2002.


                                                LIL MARC, INC.


                                                By:
                                                   -----------------------------
                                                    Keith Rosenbloom, President


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